Exhibit 10.1
TRADEMARK LICENSE AGREEMENT
This TRADEMARK LICENSE AGREEMENT (“Agreement”) is made on this 19th day of April, 1995 among AmeriGas Propane, Inc., a Pennsylvania Corporation (“Licensor”), AmeriGas Partners, L.P., a Delaware limited partnership (“Partnership”), and AmeriGas Propane, L.P., a Delaware limited partnership (“Operating Partnership”). The Partnership and the Operating Partnership may be referred to in this Agreement individually as “Licensee” or collectively as “Licensees.”
Introduction
1. Licensor owns all right, title and interest in the trademarks and service marks listed on the attached Schedule A, including the federal registrations for these marks (the “Marks”), and the goodwill associated with the Marks.
2. Licensor, through its predecessors in interest and affiliates, has used the Marks in connection with liquefied petroleum (“LP”) gas, LP gas products, LP gas equipment, and the sale, distribution, storage and transportation of LP gas, LP gas products, and LP gas equipment, including but not limited to those goods and services covered by the federal registrations listed in the attached Schedule A (the “Goods and Services”).
3. Licensor desires that Licensees, each of which is affiliated with Licensor, use the Marks in connection with the Goods and Services in accordance with the terms and conditions of this Agreement.

4. Each Licensee desires to obtain from Licensor a license to use the Marks in connection with the Goods and Services in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:
Agreement
1. Grant of License. Subject to the other provisions of this Agreement, Licensor grants to each Licensee an exclusive (except as otherwise provided in this Agreement), royalty-free license during the term of this Agreement to use the Marks in connection with the Goods and Services. Licensees acknowledge that Licensor and its assignees, designees and licensees may use the Marks in connection with the Goods and Services and the business of the Partnership and the Operating Partnership in the same territory as Licensees.

2. Limitations on Use. Licensees shall not use the Marks other than in connection with the Goods and Services or use any of the Marks in their corporate, business or trade names without the prior written consent of Licensor.
3. Ownership of the Marks. Licensees acknowledge that Licensor owns all right, title and interest in the Marks and the goodwill associated with the Marks, and that any use of the Marks by Licensees and any goodwill associated with such use shall inure to the benefit of Licensor. Each Licensee agrees not to attack or contest the Marks or Licensor’s rights in the Marks, directly or indirectly. Each Licensee agrees not to register or attempt to register the Marks, or cause the Marks to be registered, in any country, state or other jurisdiction. Licensor agrees to take reasonable steps to maintain the Marks.
4. Quality Control
(a) In order to comply with Licensor’s quality control standards, each Licensee shall: (i) use its best efforts to maintain the quality of the Marks; (ii) use the Marks only in a manner consistent with past uses of the Marks by Licensor, its predecessor in interest and its affiliates; (iii) adhere to such other specific reasonable quality control standards that Licensor may from time to time promulgate and communicate to Licensees with respect to the Marks; (iv) comply materially with all U.S. federal, state and local laws and regulations, and, where applicable, Canadian laws and regulations, governing the use of the Marks and the provision of the Goods and Services; and (v) not alter or modify the Marks in any way.

(b) In order to confirm that Licensee’s use of the Marks complies with this Section 4, Licensor shall have the right, in its sole discretion, (i) to require that any Licensee submit to Licensor representative samples of any materials bearing the Marks, and (ii) to inspect, without prior advance notice, any Licensee’s facilities, products, records and operations in connection with the use of the Marks.
(c) If any Licensee fails to comply with any of the provisions in this Section 4, such failure shall be deemed to be a material breach of Licensee’s obligations under this Agreement for the purposes of the termination provisions of Section 6 below.

5. Assignment, Collateral Assignment and Sublicensing
(a) Except as provided in subsection (b) below, Licensees shall not assign or sublicense any right or interest in the Marks or the license granted in this Agreement, whether voluntarily or by operation of law, without the prior written consent of Licensor, which consent may be withheld in Licensor’s absolute discretion.
(b) Notwithstanding the foregoing, the Operating Partnership may grant a sublicense to any “Subsidiary” (defined below) for use in connection with the Goods and Services as long as the Subsidiary agrees in writing to the terms and conditions of this Agreement and collaterally assign this Agreement to any of its secured lenders or any person acting on their behalf. For the purposes of this subsection, “Subsidiary” shall have the same meaning as in the Amended and Restated Agreement of Limited Partnership of the Partnership or the Operating Partnership, respectively. Any Licensee may also assign all of its right, title and interest in and to its rights under this Agreement by way of collateral security to any creditor of the Licensee (the “Secured Creditors”) and upon any realization on the collateral afforded by such collateral assignment, such Secured Creditors (or their authorized representative) shall have the right to assign Licensee’s rights and responsibilities under this Agreement to any purchaser or purchasers of the Business with respect to which the Marks have been used (a “Permitted Transferee”) provided only that such Permitted Transferee shall agree in writing to be bound by the provisions of this Agreement. A Permitted Transferee shall be a Licensee hereunder and shall have rights of transfer of rights and responsibilities to additional parties succeeding to all or a portion of the Business and who shall also be Permitted Transferees hereunder.

(c) Licensor may assign, transfer, delegate or otherwise dispose of any and all of its rights and/or responsibilities under this Agreement to an “Affiliate” of the Partnership or Operating Partnership, subject to the prior written consent of any collateral assignee if this Agreement is then subject to a collateral assignment for security purposes. For the purposes of this subsection, “Affiliate” shall have the same meaning as in the Amended and Restated Agreement of Limited Partnership of the Partnership or the Operating Partnership, respectively.
6. Term and Termination
(a) The license granted in this Agreement shall remain in effect unless terminated by mutual agreement of the parties or by Licensor as provided below, provided that any termination pursuant to this Section shall be subject to the prior written consent of any collateral assignee if this Agreement is then subject to a collateral assignment for security purposes.

(b) Licensor may terminate this Agreement as to any Licensee, or as to all Licensees, if (i) the Licensor ceases to be the sole general partner of the Partnership or the Operating Partnership, or (ii) Licensor deems it necessary, in its sole discretion, to terminate the Agreement in order to settle any claim of infringement, unfair competition or similar claim, against Licensor and/or any Licensee, that arises out of or relates to the use of any of the Marks by Licensor or any Licensee, provided that no such termination pursuant to subsection (b)(i) shall be permitted with respect to any Licensee that is a Permitted Transferee. Termination pursuant to subsection (b)(ii) shall be effective immediately upon receipt of written notice to the affected Licensee(s).
(c) Licensor may terminate this Agreement as to any Licensee that materially breaches any of the provisions of this Agreement, provided that such Licensee shall have 15 days after receiving written notice from Licensor within which to cure such breach. If such Licensee has not accomplished such cure to the reasonable satisfaction of Licensor, in Licensor’s sole discretion, at the end of said 15 day period, then Licensor may terminate the Agreement effective immediately upon further written notice to such Licensee.

(d) In the event of termination as to any Licensee, such Licensee shall promptly cease all use of the Marks in any form. Such Licensee shall use all commercially reasonable efforts to remove the Marks promptly from all property owned or controlled by Licensee, including without limitation any signs, storage units, facilities, or promotional materials. Any sublicenses granted pursuant to Section 5(b) of this Agreement shall automatically terminate.
(e) If the General Partner has ceased to be the general partner of the Partnership or the Operating Partnership for any reason except removal other than for cause, and Licensor terminates this Agreement pursuant to subsection (b)(i), Licensor shall pay to the Operating Partnership a fee equal to the fair market value of the Mark. Otherwise, Licensor shall not owe any fee to any Licensee upon termination.
7. Indemnification. Each Licensee shall, jointly and severally with the other Licensees, indemnify and hold Licensor, its successors and assigns, and all of their respective directors, officers, employees, shareholders, principals, agents and legal representatives harmless against any and all damages, losses, costs and expenses (including, without limitation, legal fees and other expenses) that arise out of or relate to (i) any Licensee’s use of any of the Marks in a manner other than as specifically contemplated by this Agreement, or (ii) any other breach of this Agreement by any Licensee.

8. Infringement Proceedings
(a) Each Licensee shall promptly notify Licensor of any known, threatened or suspected infringement, imitation or unauthorized use of any of the Marks by any third party brought to the attention of any of its officers or in-house counsel. Licensor, in its sole discretion, shall determine what action, if any, should be taken in response to any infringement, imitation or unauthorized use of any of the Marks by a third party. Licensees shall cooperate with Licensor in any action taken by Licensor to enforce Licensor’s rights in the Marks. No Licensee shall itself take any action to prevent any infringement, imitation or unauthorized use of any of the Marks without the prior written approval of Licensor, which Licensor may withhold in its sole discretion.
(b) Licensor shall have the sole right, at its expense, to defend and settle for monetary and/or other damages any claim made against Licensor or any Licensee by a third party alleging that the use of any of the Marks infringes upon any rights of others. Licensor expressly reserves the right to terminate this Agreement, pursuant to Section 6(b)(ii) above, to settle any such claim. If Licensor decides to defend against any such claim, Licensees shall cooperate with Licensor to a reasonable extent, at Licensor’s expenses.

9. Waiver. Waiver by Licensor of any breach of any condition or covenant of this Agreement by any Licensee shall not be deemed a waiver of any subsequent breach of the same or any other condition of this Agreement. No waiver shall be effective unless made in writing.
10. Entire Agreement. This Agreement contains all agreements of the parties with respect to the subject matter of this Agreement. No prior agreement or understanding pertaining to any such matter shall be effective. This Agreement may only be modified in a written instrument executed by the pertinent parties. Each party acknowledges that no representations, inducements, promises or agreements have been made, orally or otherwise, by any party, or anyone acting on behalf of any party, which are not expressly embodied in this Agreement. Each Licensee acknowledges that Licensor might later agree to modify this Agreement with respect to an individual Licensee and has no obligation to so modify this Agreement with respect to any other Licensee.
11. Governing Law. This Agreement shall be governed by, and construed in accordance with, applicable federal law and the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law provisions thereof.

12. Successors. Subject to Section 5, above, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their permitted respective successors, representatives and assigns.
13. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (1) delivered or mailed by registered or certified mail, postage prepaid; (2) sent by fax (in each case promptly confirmed by registered or certified mail, postage prepaid); or (3) sent by overnight courier as follows:

If to Licensor, to:	AmeriGas Propane, Inc. 460 North Gulph Road King of Prussia, PA 19406

Attention: General Counsel Fax: (610) 992-3258

If to Partnership, to:	AmeriGas Partners, L.P. 460 North Gulph Road King of Prussia, PA 19406

Attention: General Counsel Fax: (610) 992-3258

If to Operating Partnership, to:	AmeriGas Propane, L.P. 460 North Gulph Road King of Prussia, PA 19406

Attention: General Counsel Fax: (610) 992-3258

or to such other address as any party shall have designated by notice in writing to the other parties. Unless otherwise provided in this Agreement, all notices, demands and requests sent in the manner provided in this Agreement shall be effective upon the earlier of (1) delivery thereof; (2) three days after the mailing of such notice, demand or request by registered or certified mail; or (3) the next business day if sent by overnight courier.
14. No Rights by Implication. Licensees acknowledge that Licensor does not grant any rights or licenses with respect to the Marks other than those rights or licenses expressly granted in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the date above written.

AmeriGas Propane, Inc.
By:	/s/ David C. Riggan
	Name:	David C. Riggan
	Title:	V.P. — Finance and Accounting

AmeriGas Partners, L.P.
By:	AmeriGas Propane, Inc., as its General Partner

By:	/s/ David C. Riggan
	Name:	David C. Riggan
	Title:	V.P. — Finance and Accounting

AmeriGas Propane, L.P.
By:	AmeriGas Propane, Inc., as its General Partner

By:	/s/ David C. Riggan
	Name:	David C. Riggan
	Title:	V.P. — Finance and Accounting

SCHEDULE A
LICENSED MARKS

Mark	Reg. Date	Reg. No.	Goods/Services
AMERICA’S PROPANE COMPANY	2/8/94	1,820,258	Distributorship services in the field of LP gas, LP gas products and equipment, in Class 42
AMERICA’S PROPANE COMPANY	9/19/89	1,557,440 (Supplemental Register)	Distributorship services in the field of LP gas, and LP gas products and equipment, in Class 42
CAL GAS	7/11/78	1,095,654	Liquefied natural gases — namely, propane, butane, pentane and ethane, in Class 4
CAL GAS and Design	6/16/64	771,362	Liquefied gases — namely, propane and butane, in Class 4
CAL GAS and Design	7/11/78	1,095,653	Liquefied natural gases — namely, propane, butane, pentane and ethane, in Class 4